EXHIBIT 5.1

October 25, 2002

IMPAC Medical Systems, Inc.
100 West Evelyn Avenue
Mountain View, California 94041

Re:	IMPAC Medical Systems, Inc.
Registration Statement on Form S-1

Ladies and Gentlemen:

At your request, we are rendering this opinion in connection with a proposed sale by IMPAC Medical Systems, Inc., a Delaware corporation (the “Company”) of up to 1,875,000 shares of common stock, $.001 par value (the “Common Stock”), and the sale by certain Company stockholders of up to 640,625 shares of Common Stock.

We have examined instruments, documents, and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; and (c) the truth, accuracy, and completeness of the information, representations, and warranties contained in the records, documents, instruments, and certificates we have reviewed.

Based on such examination, we are of the opinion that the 1,875,000 shares of Common Stock to be issued and sold by the Company are validly authorized shares of Common Stock, and, when issued against payment of the purchase price therefor, will be legally issued, fully paid and nonassessable. We are of the further opinion that the 640,625 shares of Common Stock to be sold by the stockholders (of which up to 328,125 shares are to be issued to cover over-allotments, if any) are, as of the date hereof, validly authorized, legally issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the above referenced Registration Statement and to the use of our name wherever it appears in the Registration Statement and in the Prospectus included therein, and any amendment or supplement thereto. In giving such consent, we do not consider that we are “experts” within the meaning of such term as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Very truly yours,

ORRICK, HERRINGTON & SUTCLIFFE LLP